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                                                              EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
JetBlue Airways Corporation:

We consent to the incorporation by reference in the registration statement of JetBlue Airways Corporation on Form S-1 of our reports dated June 27, 2001, relating to the balance sheet of JetBlue Airways Corporation as of December 31, 2000, and the related statements of operations, convertible redeemable preferred stock and common stockholders' equity (deficit) and cash flows and the related schedule for each of the years in the two year period ended December 31, 2000, which reports appear in the Form S-1 (No. 333-82576) of JetBlue Airways Corporation dated April 11, 2002.



/s/ KPMG LLP


Stamford, Connecticut
April 11, 2002